EXHIBIT 23.b


                         [Letterhead of Dewey Ballantine]


                                              October 18, 1995


Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132


           As counsel to The Chase Manhattan Bank (National Association), as Pass Through Trustee, we hereby consent to the references to our firm under the captions "Certain New York Taxes" and "Legal Matters" in the Prospectus Supplement to the Prospectus forming part of Registration Number No. 33-56569. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Sincerely,

                                       /s/  Dewey Ballantine
                                       ---------------------
                                       Dewey Ballantine